Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Immucor, Inc., a Georgia corporation with its executive offices at 3130 Gateway Drive, Norcross, Georgia 30071 (the “Company”), and Joshua H. Levine ( “Executive”).

The parties hereto desire to enter into an agreement for the Company’s employment of Executive on the terms and conditions hereinafter stated.  Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.	Relationship Established

The Company hereby employs Executive as the President and Chief Executive Officer of the Company to perform the services and duties normally and customarily associated with Executive’s position, such duties as may be specified in the Company’s bylaws, and such other duties as may from time-to-time reasonably be specified by the Company’s Board of Directors (the “Board”).  Executive will be retained in this position during the term of his employment under this Agreement, and hereby agrees to perform such services and duties in such capacity.  Furthermore, the Board has resolved to appoint Executive as a member of the Board upon, or as soon as practicable following, the Effective Date (as defined below).

2.	Extent of Services

During the Term, Executive shall devote substantially all his business time, attention, skill and efforts to the performance of his duties hereunder, and shall use his good faith efforts to promote the success of the Company’s business.  Notwithstanding the foregoing, Executive shall be permitted to participate in any governmental, educational, charitable or other community affairs and to serve as a board member for any such organization so long as such services do not unreasonably interfere with Executive’s service to the Company.

3.	Term of Employment

Executive’s employment hereunder will commence on June 10, 2011 (the “Effective Date”) and will continue for an initial period of three years from the Effective Date (the “Initial Term”) and any Renewal Term (as defined below) unless sooner terminated by the first to occur of the following:

(a)
The death of Executive or the termination of Executive’s employment by the Company upon the Complete Disability of Executive.  “Complete Disability”, as used herein, means the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for a consecutive six-month period during the Initial Term or any Renewal Term(s).

(b)
The discharge of Executive by the Company for Cause.  Executive’s discharge will be for “Cause” if, as evidenced by a resolution duly adopted in good faith by a majority of the Board, excluding Executive (prior to which, there is delivered to Executive a copy of a written notice setting forth the particulars of the events or circumstances claimed to constitute Cause in detail (the “Notice of Cause”), and Executive is provided an opportunity, on reasonable advance notice, to be heard in person by the Board (with the presence but not active participation of Executive’s counsel if Executive so desires)), such discharge is due to any of the following:

(i)	Executive’s material dishonesty in connection with his employment with the Company that causes harm to the Company;

(ii)
Executive’s continuing refusal to perform reasonable duties assigned to him hereunder that are consistent with Executive’s position; provided that the Company may only discharge Executive for Cause pursuant to this subsection (b)(ii) if the Company provides Executive with written notice of such refusal and Executive does not cure such failure within 30 days of his receipt of such written notice (to the extent such failure is curable); or

(iii)
a breach by Executive of any of the material terms of this Agreement; provided that the Company may only discharge Executive for Cause pursuant to this subsection (b)(iii) if the Company provides Executive with written notice of such breach and Executive does not cure such breach within 30 days of his receipt of such written notice (to the extent such breach is curable).

After the delivery of the Notice of Cause and pending the Board’s resolution determining that Cause exists (the “Dispute Period”), the Company may relieve Executive of his duties and deny his access to Company facilities, Company employees, and Company telecommunications and other electronic systems, which actions during the Dispute Period will not constitute a termination for Cause, or a termination without Cause, a basis for Executive’s resignation for Good Reason or a breach by the Company of this Agreement.  During the Dispute Period, the Company shall continue to pay Executive the full compensation in effect immediately prior to the Dispute Period (including, but not limited to, the Salary) and continue Executive as a participant in all compensation, benefit and insurance plans, programs, arrangements and agreements in which Executive was participating immediately prior to the Dispute Period.  Amounts paid during the Dispute Period pursuant to this paragraph are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement.

For the avoidance of doubt, if the Company does not claim that Cause for termination exists as a result of a condition or event, the Company will not be deemed to have waived the right to claim Cause for termination upon the existence or occurrence of a subsequent (or similar) condition or event.  Disability because of illness or accident or any other physical or mental disability will not constitute a basis for discharge for Cause.

(c)	Executive’s resignation for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following without Executive’s written consent:

(i)
(A) the assignment to Executive of any duties or responsibilities materially inconsistent with the scope of the duties or responsibilities associated with his title or position, (B) any adverse change of his title, position or status, or (C) any material adverse change in the circumstances of his employment;

(ii)
any action or inaction by the Company which would materially and adversely affect Executive’s base compensation or participation in, or materially reduce his benefits under, the Company’s benefit plans (including, without limitation, equity benefits) as of the Effective Date or as may be increased thereafter, other than actions or inactions that apply to all executive officers of the Company generally;

(iii)
a breach by the Company of any of the material terms of this Agreement, including without limitation a failure by the Board to appoint Executive to the Board as soon as practicable following the Effective Date;

(iv)
any failure to nominate Executive to the Board for election by the shareholders (unless an applicable law, regulation or stock exchange rule prohibits Executive from serving as a director of the Company); or

(v)	the Company relocates its headquarters to, or requires Executive to move his primary work location to, a place more than 30 miles from the Company’s current headquarters location in Norcross, Georgia.

Executive’s employment will not be considered to have been terminated for Good Reason unless Executive provides the Company with written notice of termination for Good Reason within 90 days of the occurrence of the condition or circumstance giving rise to the termination for Good Reason, and the Company has not cured that condition or circumstance within 30 days after receiving such written notice (to the extent such condition or circumstance is curable).  For the avoidance of doubt, if Executive does not claim Good Reason as a result of a condition or event, Executive will not be deemed to have waived the right to claim Good Reason upon the existence or occurrence of a subsequent (or similar) condition or event.

(d)
Executive’s voluntary termination of employment other than for Good Reason, upon 60 days prior written notice to the Board, or upon such shorter notice as requested by Executive and approved by the Board.  If Executive notifies the Company of his intention to terminate the employment relationship prior to his receipt of any notice of termination from the Company, and the Company then terminates Executive’s employment, such termination will be deemed to have been made under this subsection (d) and not under subsection (e) below; provided that, in the case of any Company initiated termination that occurs after any notice of termination by Executive (whether pursuant to subsection (c) above or this subsection (d)), the termination date shall not be earlier than the termination date set forth in Executive’s original notice of termination.

(e)	The termination of Executive by the Company at any time without Cause upon 60 days prior written notice to Executive.

If not sooner terminated under the provisions of Sections 3(a) through 3(e) above, the Initial Term shall automatically renew for successive periods of one year (each a “Renewal Term”); provided, however, the Initial Term and any Renewal Term will not automatically renew if at least 60 days prior to the end of the Initial Term or Renewal Term, as the case may be, a party provides the other party with a written notice of non-renewal, in which case this Agreement will expire at the end of such Initial Term or Renewal Term, as the case may be.  The Initial Term, together with any Renewal Terms, to the extent shortened pursuant to termination in accordance with the provisions of Sections 3(a) through 3(e) above, is referred to herein as the “Term”.

4.	Compensation

(a)           The Company will pay to Executive, for the services to be performed by him hereunder, the initial minimum salary specified on Schedule A attached hereto (as may be increased from time-to-time, the “Salary”), payable in accordance with the Company’s normal and customary payroll practices.  Executive’s Salary will be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”).  The Salary (including after any increase) may not be reduced.

(b)           Executive may be entitled to additional short-term and long-term incentive compensation as may be determined by the Compensation Committee from time-to-time.  Notwithstanding, and without limiting, the foregoing:

(i)	Executive will participate in the Company’s FY 2012 Bonus Plan for Executive Officers.

(ii)
During the Term, Executive will be eligible for annual and/or long-term incentive equity and cash-based awards at the time that such awards are made by the Company to the Company’s senior executives generally, in such amounts and subject to such terms as are determined by the Compensation Committee.  Without limiting the foregoing, Executive will receive an initial one-year performance share award for fiscal year 2012 as soon as reasonably practicable following the Effective Date, but in no event later than 30 days following the Effective Date (the “Performance Share Award”).  Subject to Section 4(d)(iii), the Performance Share Award will (A) be subject to the terms and conditions set forth in the form of award agreement previously provided to Executive by the Company, (B) be in the form of performance-based restricted stock units that convert at the end of a one-year performance period to service-based restricted stock units that vest ratably over the three years following the grant date and (C) have a grant date fair value equal to 215% of the Salary (assuming target level achievement of the applicable performance targets).

(iii)
In addition to the performance incentives identified in subsections (i) and (ii) above, as a special hiring award, and subject to Section 7(b), the Company will grant Executive restricted shares of the Company’s common stock under the Company’s 2005 Long-Term Incentive Plan (the “2005 LTIP”) with a fair market value of $1.5 million as of the date of grant (the “Restricted Share Award”); provided that both of the following conditions have been met:  (A) Executive must purchase from the Company, with his own funds, shares of the Company’s common stock with an aggregate fair market value of $1 million at the date of purchase (the “Purchased Shares”), and (B) Executive must purchase all Purchased Shares at one time during the first trading window opened for the Company’s executive officers after the Effective Date under the Company’s Insider Trading Policy (the “Open Window Period”).  Executive agrees to hold the Purchased Shares for at least four years after the date of purchase unless Executive’s employment with the Company is sooner terminated pursuant to Section 3(a), 3(c) or 3(e) hereof, or the Company otherwise consents in writing.  The Restricted Share Award will be made on the first day of the month after the date of purchase of the Purchased Shares, subject to Section 7(b).  Subject to Section 4(d)(iii), the Restricted Share Award will (x) be subject to the terms and conditions set forth in the award agreement attached hereto as Schedule B and (y) vest ratably over a four-year period as follows:  25% of the Restricted Share Award will vest on each anniversary of the date of grant, provided that Executive remains employed by the Company on the relevant anniversary date (subject to earlier acceleration as provided in Section 4(d)(iii)).

(c)           If Executive’s employment terminates under Section 3(e) above (termination by the Company without Cause) or under Section 3(c) above (resignation by Executive for Good Reason), Executive will be paid an amount equal to two times the Average Annual Compensation (as defined below), payable in approximately equal monthly installments over the two years following such termination of employment.  For purposes of this Agreement, “Average Annual Compensation” means Executive’s annual Salary at the rate in effect on the date of termination (prior to reduction if the termination is for Good Reason because of a Salary reduction) together with his Average Bonus (as defined below).  For purposes of this Agreement, “Average Bonus” means the average of the bonuses paid to Executive over the last two full fiscal years in which Executive was eligible to receive a bonus or such lesser number of years in which Executive was eligible to receive a bonus (or Executive’s target bonus in the event that the termination occurs on or before May 31, 2012).  The payment of any amount under this Section 4(c) is expressly conditioned on Executive first delivering to the Company a fully-executed waiver and release of claims substantially in the form attached hereto as Schedule C (the “Release”) within 30 days after the date of Executive’s termination of employment and Executive not having revoked such Release within the applicable revocation period.

(d)           If Executive’s employment terminates under Section 3(e) above (termination by the Company without Cause) or under Section 3(c) above (resignation by Executive for Good Reason), and subject to Executive’s execution and non-revocation of the Release:

(i)
the Company will pay to Executive a lump sum cash payment, on the 38th day following termination, equal to the product of (A) 18 multiplied by (B) the monthly cost of maintaining health benefits for Executive (and Executive’s spouse and eligible dependents) as of the date of Executive’s termination of employment under a group health plan of the Company for purposes of Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), excluding any short-term or long-term disability insurance benefits;

(ii)
the Company will pay to Executive a lump sum cash payment equal to a pro rata portion of Executive’s annual bonus award with respect to the fiscal year during which Executive’s termination of employment occurs, based upon the percentage of the fiscal year that elapsed through Executive’s date of termination of employment (determined by dividing (A) the number of days Executive was employed during the applicable fiscal year through Executive’s date of termination of employment by (B) 365), based upon Executive’s and the Company’s, as applicable, actual performance through the end of the fiscal year, to be paid at the same time that bonuses are paid to senior executives of the Company generally, but no later 2 1/2 months after the end of the fiscal year in which Executive’s termination occurs; and

(iii)
notwithstanding anything to the contrary (A) herein (B) in any applicable equity or long-term incentive plan or program or (C) in any award agreement, any equity and long-term incentive awards held by Executive (including, without limitation, stock options, stock appreciation rights, restricted stock, restricted stock units, the Performance Share Award and the Restricted Share Award) that would otherwise have vested, or were scheduled to vest, within three months following Executive’s termination of employment will immediately fully vest and become non-forfeitable upon Executive’s termination of employment.  Such awards will be settled in accordance with the terms of the applicable equity incentive plan and/or the applicable award agreement.  Notwithstanding the foregoing, except to the extent prohibited by applicable law, upon termination of Executive’s employment under this Agreement for any reason, Executive shall be entitled to exercise all vested stock options for a period of 12 months following the effective date of such termination of employment (but not beyond the original term of the option).

(e)           Except for the additional amounts or benefits provided in subsections (c) and (d) above, and Section 7 below, at the end of the Term, all of the Company’s obligations to Executive hereunder will cease automatically and Executive will only be entitled to: (i) accrued but unpaid Salary through the date of termination of employment, to be paid in accordance with the Company’s normal payroll practices; (ii) payment for accrued but unused vacation through the date of termination of employment, to be paid within 30 days following the date of termination of employment; (iii) any unreimbursed expenses incurred by Executive through the date of termination of employment, to be paid in accordance with the Company’s applicable policies; (iv) benefits payable to Executive under the terms of the Company’s plans in which Executive participated prior to the date of his termination of employment, to be paid in accordance with the terms of such plans; and (v) all other compensation accrued through the date of termination of employment (including, without limitation, the annual bonus award, if any, with respect to any completed fiscal year which has not yet been paid to Executive as of the date of termination of employment), to be paid when such amounts are paid to senior executives of the Company generally.

(f)           The Company will pay to Executive a lump sum cash sign-on bonus equal to $80,000 within 10 days following the Effective Date.

(g)           Schedule A attached hereto may be amended from time to time upon the parties’ revision and re-execution thereof, whereupon the amended Schedule A shall be attached hereto; provided, however, the amended Schedule A shall be effective upon such re-execution, whether or not it is attached hereto; and provided further, however, that Schedule A may, but need not, be re-executed due to an increase in the Salary.

5.	Expenses

Executive will be entitled to receive reimbursement for, or payment directly by the Company of, all reasonable expenses incurred by Executive in the performance of his duties under this Agreement in accordance with the Company’s normal expense reimbursement policy.

6.	Insurance and Other Fringe Benefits

(a)           The Company will provide Executive with health insurance, dental insurance, long-term disability insurance and other fringe benefits in the form and in amounts substantially equivalent to the benefits provided to the other executive officers of the Company.

(b)           Without limiting subsection (a), Executive will be entitled to 27 days paid vacation (adjusted for additional years of service after the Effective Date), to be taken in accordance with the Company’s standard vacation policy, except that vacation days will begin to accrue on the Effective Date without regard to any waiting period stated in such policy.

7.	Change in Control

(a)           For purposes of this Section 7(a), a “change in control” shall mean a “change in control event” within the meaning of Treasury Regulation section 1.409A-3(i)(5).  If the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, in either case (i) upon or within two years after a change in control (a “Change in Control Termination”) or (ii) during any period of time when the Company is a party to a definitive agreement, if the consummation of the transactions contemplated by such agreement would constitute a change in control (an “Anticipatory Termination”), then the Company will pay Executive (instead of the amount specified in Section 4(c) above but in addition to the amounts specified in Section 4(d) (except that Executive shall not be required to execute the Release in order to receive such amounts) and Section 7(c)) an amount equal to two times Executive’s Average Annual Compensation (the “Change in Control Amount”).  In the event of an Anticipatory Termination, Executive will be paid the Change in Control Amount in the same time and form as provided in Section 4(c) (i.e., in approximately equal monthly installments over the two years following such termination of employment).  In the event of a Change in Control Termination, Executive will be paid the Change in Control Amount in a single lump sum cash payment no later than the 5th day following termination.

(b)           As used in this Agreement, other than for purposes of Section 7(a) above and Section 8, “Change in Control” has the meaning given in the 2005 LTIP.  Upon a Change in Control, any long-term incentive awards held by Executive will be treated according to the applicable provisions of the plan under which they were granted and any applicable award agreement; provided, however, that if acceleration of vesting under such plan or award agreement is predicated upon a qualifying termination of employment in connection with or following such Change in Control, then the definitions of Cause and Good Reason as defined in this Agreement shall apply to Executive’s equity awards, notwithstanding any definition of such terms (or such other similar applicable terms) in the applicable plan or award agreement.  If, prior to Executive’s purchase of the Purchased Shares during the Open Window Period, either (i) a Change in Control occurs or (ii) the Company makes a public announcement concerning a potential Change in Control (which ultimately results in a Change in Control), the Company will not be required to make the Restricted Share Award under Section 4(b)(iii) hereof.

(c)           In the event of either an Anticipatory Termination or a Change in Control Termination, the Company will pay to Executive an outplacement assistance benefit equal to the amount specified in Schedule A hereto for the purpose of assisting Executive with counseling, travel and other expenses related to finding new employment.  Such amount will be paid in a single lump sum cash payment no later than the 5th day following termination.

(d)           In consideration of the payments and benefits provided pursuant to this Section 7 and Executive’s employment hereunder through the date of such termination, in the event of an Anticipatory Termination or a Change in Control Termination, Executive agrees to remain bound by the provisions of Section 10 and Section 11 which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment.

8.	Mandatory Reduction of Payments in Certain Events

(a)           If any amount, entitlement or benefit paid or payable to Executive or provided for his benefit under this Agreement and under any other agreement, plan or program of the Company or any of its affiliates (such payments, entitlements and benefits referred to as a “Payment”) is subject to the excise tax imposed under Section 4999 of the Code or any similar federal or state law (an “Excise Tax”), then notwithstanding anything contained in this Agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Executive received all of the Payments (such reduced amount hereinafter referred to as the “Limited Payment Amount”).  The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change in control, as determined by the Determination Firm (as defined in Section 8(b) below).  For purposes of this Section 8, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  For purposes of this Section 8, the “Parachute Value” of a Payment means the present value as of the date of the change in control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. For purposes of this Section 8, a “change in control” means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 280G(b)(2) of the Code and the regulations promulgated thereunder.

(b)           All calculations under this Section 8 shall be made by a nationally recognized accounting firm or compensation consulting firm designated by the Company and reasonably acceptable to Executive (other than the accounting firm that is regularly engaged by any party who has effectuated a change in control) (the “Determination Firm”).  For purposes of determining whether and the extent to which the Payments will be subject to the Excise Tax: (i) no portion of the Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the Determination Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Determination Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Determination Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and Executive within 60 days after the change in control or the date of termination, whichever is later (or such earlier time as is requested by the Company) and, with respect to the Limited Payment Amount, shall deliver its opinion to Executive that he is not required to report any Excise Tax on his federal income tax return with respect to the Limited Payment Amount (collectively, the “Determination”).  The Company shall pay all fees and expenses of the Determination Firm and Tax Counsel.  Within 15 days after Executive’s receipt of the Determination, Executive shall have the right to dispute the Determination (the “Dispute”).  The existence of the Dispute shall not in any way affect the right of Executive to receive the Payments in accordance with the Determination.  If there is no Dispute, the Determination by the Determination Firm shall be final, binding and conclusive upon the Company and Executive (except as provided in subsection (c) below).

(c)           If, after the Payments have been made to Executive, it is established that the Payments made to, or provided for the benefit of, Executive exceed the limitations provided in subsection (a) above (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the provisions of this subsection (c) shall apply.  If it is established, pursuant to a final determination of a court or an Internal Revenue Service (“IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, Executive shall repay the Excess Payment to the Company on demand.  In the event that it is determined (i) by the Determination Firm, the Company (which shall include the position taken by the Company on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court or (iii) upon a resolution to the satisfaction of Executive of a Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within 10 days of such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Code Section 1274(d) as in effect on the first date that such amount should have been paid to Executive under this Agreement, from such date until the date that such Underpayment is made to Executive.

(d)           In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 8 shall be of no further force or effect.

9.	Reimbursement of Legal Fees

(a)           The Company shall promptly reimburse Executive for all reasonable legal fees and related expenses incurred by him as a result of or in connection with either an Anticipatory Termination or a Change in Control Termination, including, without limitation, reasonable fees and related expenses incurred to enforce the provisions of this Agreement.  Such reimbursement shall be made within 60 days after Executive’s written request, accompanied by such evidence of fees and expenses incurred as the Company reasonably may require, but, in any event, no later than 2 ½ months following the calendar year in which the cost is incurred.

(b)           In the case of Executive’s termination of employment without Cause or for Good Reason other than a Change in Control Termination or an Anticipatory Termination, the Company will reimburse Executive for all reasonable legal fees and related expenses to enforce the provisions of this Agreement, but only if and to the extent that an arbitral panel or a court determines that the Company’s actions caused Executive to incur such expenses unnecessarily or that the Company’s actions were otherwise arbitrary, unreasonable or in bad faith (an “Official Determination”).  Upon an Official Determination, such reimbursement shall be made within 60 days after the Official Determination.

(c)           Executive’s rights pursuant to this Section 9 shall expire at the end of six years after the date of termination and shall not be subject to liquidation or exchange for another benefit.

10.	Prohibited Practices

Terms used in this Section 10 and in Section 11 that are defined in Section 13-8-51 of the Official Code of Georgia Annotated (“OCGA”) shall have the meanings given such terms in OCGA Section 13-8-51.  Executive acknowledges and agrees that the Company is in the business of developing, manufacturing and selling reagents and systems used to detect and identify cell and serum components of human blood prior to blood transfusions.  Executive further acknowledges and agrees that he is, and in the course of his employment performs the duties of, a key employee of the Company for the purpose of developing the Company’s business and managing its employees.  Executive further acknowledges that, as a result of his position with the Company, he will stand in a position of trust and confidence with the Company’s employees, and that the restrictions contained in this Section 10 and Section 11 are reasonable and necessary to protect the Company’s legitimate business interests.

During the Term, and for a period of two years after Executive’s employment with the Company terminates for any reason, Executive will not, directly or by assisting others:

(a)
solicit or attempt to solicit business from anyone who is or becomes an active or prospective customer of the Company or its affiliates and with whom Executive had material contact during his employment under this Agreement; if the purpose of the solicitation or attempted solicitation is to induce such active or prospective customer to purchase products or services from another entity or person of the type offered or provided by the Company or any of its affiliates within the two years preceding the date of termination; or

(b)	solicit or attempt to solicit current suppliers of the Company or any of its affiliates to terminate their relationship with the Company or any of its affiliates; or

(c)
solicit or recruit or attempt to solicit or recruit any employee of the Company or its affiliates with whom Executive had material contact during Executive’s employment hereunder for the purpose of, or with the intent of, inducing the employee to leave the employment of the Company or any of its affiliates in favor of a competing business.

Notwithstanding the foregoing, it will not be a violation of this Section 10 for any entity with which Executive is affiliated to engage or solicit an employee, customer, prospective customer or supplier of the Company, provided that Executive was not directly or indirectly involved in such activity and has otherwise complied with all of his agreements with the Company.

During the Term, and for a period of 18 months after Executive’s employment with the Company terminates for any reason, Executive will not, directly or by assisting others, engage in a Competitive Activity within the Restricted Territory, whether as an individual or as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor or lender of any individual, partnership, corporation or other organization that is engaged in a Competitive Activity, except that Executive shall not be prohibited from investing in 5% or less of the equity of any entity engaged in a Competitive Activity.  For purposes of this Agreement, (i) “Competitive Activity” shall mean the business of selling or providing products or services into the blood banking industry, including, without limitation, serology or molecular immunohematology products or services, and (ii) “Restricted Territory” shall mean any geographic area in which Executive was working at the time of termination, as well as any geographic area in which the Company does business at any time during Executive’s employment with Company, specifically including without limitation each of the states and territories of the United States, and the countries of Canada, England, Germany, Italy, France, Spain, Portugal and Japan.  Notwithstanding the foregoing, it shall not be a breach of this paragraph for Executive to provide services to any person or entity, or to hold an equity or partnership interest in any person or entity, that is not itself primarily engaged in a Competitive Activity, but which has a division, business unit, reporting segment or investment that is engaged in a Competitive Activity (a “Competitive Division”), so long as (A) Executive notifies the Company in advance of his taking a position or acquiring an interest in an entity having a Competitive Division, (B) Executive does not, directly or indirectly, provide services to such Competitive Division, and (C) Executive does not in any manner communicate with the Competitive Division concerning a Competitive Activity.

11.	Protection of Company Property

(a)           Protection of Trade Secrets.  Executive acknowledges that, during the course of his employment, Executive will have significant access to, and involvement with, the Company’s Trade Secrets and Confidential Information (in each case, as defined below).  Executive agrees to maintain in strict confidence and, except (i) as necessary to perform his duties for the Company, (ii) in order to enforce Executive’s rights under this Agreement (so long as he notifies the Company in advance of his intent to use such information so that the Company may seek court-ordered protection for such use), or (iii) as required by law, agrees not to use or disclose any Trade Secrets of the Company during or after his employment for so long as such Trade Secrets are protected by applicable law, unless such Trade Secrets of the Company become generally available to the public (other than by reason of Executive’s breach of this Section 11(a)).  Executive acknowledges and agrees that his obligations under this Section 11(a) extend to Trade Secrets of the Company and to Trade Secrets of third parties provided to the Company pursuant to contracts or agreements that require the Company and its employees to maintain the confidentiality of such Trade Secrets.  “Trade Secrets” means anything that constitutes a trade secret under the Georgia Trade Secrets Act, O.C.G.A. § 10-1-760 et seq., and includes, but is not limited to, any information, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, and/or lists of actual or prospective customers that derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its or their disclosure or use and is the subject of reasonable efforts by the Company to maintain its or their secrecy.

(b)           Protection of Other Confidential Information.  In addition, Executive agrees to maintain in strict confidence and, except (i) as necessary to perform his duties for the Company, (ii) in order to enforce Executive’s rights under this Agreement (so long as he notifies the Company in advance of his intent to use such information so that the Company may seek court-ordered protection for such use), or (iii) as required by law, not to use or disclose any Confidential Information of the Company during his employment and for so long as such information remains confidential following termination of Executive's employment, unless such Confidential Information of the Company becomes generally available to the public (other than by reason of Executive’s breach of this Section 11(b)).  Executive acknowledges and agrees that his obligations under this Section 11(b) extend to Confidential Information of the Company and to Confidential Information of third parties provided to the Company pursuant to contracts or agreements that require the Company and its employees to maintain the confidentiality of such Confidential Information.  “Confidential Information” includes any confidential, internal, non-public information (other than Trade Secrets), including, but not limited to, information regarding the Company’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; supplier information and purchase histories; customers or clients; personnel and salary information; and employee lists.

(c)           Rights to Work Product.  Except as expressly provided in this Agreement, the Company alone will be entitled to all benefits, profits and results arising from or incidental to Executive’s performance of his job duties to the Company.  To the greatest extent possible, any work product, property, data, invention, “know-how”, documentation or information or materials prepared, conceived, discovered, developed or created by Executive in connection with performing his employment responsibilities during Executive’s employment with the Company will be deemed to be “work made for hire” as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended, and owned exclusively and perpetually by the Company.  Executive hereby unconditionally and irrevocably transfers and assigns to the Company all intellectual property or other rights, title and interest Executive may currently have (or in the future may have) by operation of law or otherwise in or to any work product.  Executive agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete and perpetual title and ownership of any work product and all associated rights exclusively in the Company.  The Company will have the right to adapt, change, revise, delete from, add to and/or rearrange the work product or any part thereof written or created by Executive, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Executive hereby waives the “moral rights” of authors, as that term is commonly understood throughout the world, including, without limitation, any similar rights or principles of law which Executive may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source.  Unless otherwise specifically agreed, Executive will not be entitled to any additional compensation, beyond his salary, for any exercise by the Company of its rights set forth in the immediately preceding sentence.

(d)           Return of Property.  Executive will surrender to the Company, promptly upon its request and in any event upon termination of Executive’s employment for any reason, all property of the Company, including, but not limited to, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Executive’s possession or control, including all copies thereof, relating to the Company, its business, or its customers.  Upon the request of the Company, Executive will certify in writing compliance with the foregoing requirement.  Notwithstanding the foregoing, Executive will be entitled to retain personal items (including, without limitation, personal calendars, rolodexes, correspondence and diaries) and any information related to Executive’s compensation or equity awards, or that Executive reasonably determines may be needed for tax purposes.

12.	Severability

(a)           It is the intention of the parties that if any of the restrictions or covenants contained in Sections 10 or 11 of this Agreement are in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction will construe and interpret or reform such provision to provide for a covenant having the maximum enforceable geographic area, time period and any other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law.

(b)           If any provision contained in this Agreement is for any reason to be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.	Waiver of Provisions

Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party against whom the waiver or relinquishment is sought to be enforced.

14.	Notices

Any notice or other communication to a party required or permitted hereunder will be in a writing and will be deemed sufficiently given when received by the party (regardless of the method of delivery, including, without limitation on the date of transmission thereof if sent by electronic facsimile transmission and delivery is confirmed), or if sent by registered or certified mail, postage and fees prepaid, addressed to the party as follows, on the earlier of the date of receipt or the fifth business day after mailing:

(a)           if to the Company, to:                           Immucor, Inc.
Attn: Vice President of Human Resources
3130 Gateway Drive
Norcross, GA 30071

(b)           if to Executive, to his principal residence as set forth in the Company’s records;

with a copy to:                                      Jones Day
222 East 41st Street
New York, NY 10017
Attention:  Manan D. Shah

or in each case to such other address as the party may time to time designate in writing to the other party.

15.	Governing Law

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Georgia without regard to its choice-of-law rules.

16.	Code Section 409A

(a)           General.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder, including any applicable transition relief under Section 409A (collectively, “Section 409A Guidance”).  Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.

(b)           Definitional Restrictions.  To the extent that the right to any payment under this Agreement provides for deferred compensation within the meaning of Section 409A that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for any payment or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of the Section 409A Guidance and, for purposes of any such provision, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

(c)           Six-Month Delay in Certain Circumstances.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of Executive’s “separation from service” (within the meaning of the Section 409A Guidance) to be a “specified employee” (within the meaning of the Section 409A Guidance), then with regard to any payment or distribution under this Agreement that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment or distribution shall not be made prior to the earlier of (1) the first day of the seventh month following the date of Executive’s “separation from service”, or (2) the date of Executive’s death or any other permissible acceleration event under the Section 409A Guidance (in either case, the “Required Delay Period”).  Any payment or distribution so delayed shall be accumulated through and paid within ten days after the end of the Required Delay Period, and the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period; provided that all payments and distributions so delayed shall be paid together with interest thereon, at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive through the end of the Required Delay Period.  For purposes of the foregoing, the “Delayed Payment Interest Rate” means the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding Executive’s date of termination of employment.

(d)           Reimbursement.  With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under the Section 409A Guidance or is required to be included in Executive’s gross income for federal income tax purposes, such expenses (including, without limitation, expenses associated with in-kind benefits) will be reimbursed by the Company no later than December 31st of the year following the year in which Executive incurs the related expenses.  In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(e)           Timing of Release of Claims.  Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a Release, such Release must be executed and all revocation periods shall have expired within 37 days after the date of termination; failing which such payment or benefit shall be forfeited.  If such payment or benefit constitutes non-exempt deferred compensation for purpose of the Section 409A Guidance, and if such 37-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the Release becomes irrevocable in the first such calendar year.  In other words, Executive is not permitted to influence the calendar year of payment based on the timing of his signing of the Release.

(f)           Separate Payments.  Each payment under this Agreement is intended to be a “separate payment” and not of a series of payments for purposes of Section 409A of the Code.

(g)           Permitted Acceleration.  The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

17.	Enforcement

In the event of any breach or threatened breach by Executive of any covenant contained in Sections 10 or 11 hereof, the resulting injuries to the Company may be difficult or impossible to estimate accurately, even though irreparable injury and damages may result.  Accordingly, an award of legal damages, if without other relief, may be inadequate to protect the Company.  Executive, therefore, agrees that in the event of any such breach, the Company will be entitled to seek from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to seek any other available legal, equitable, statutory, or contractual relief.  Should the Company have cause to seek such relief, no bond will be required from the Company.

18.	Assignment; Parties Benefitted

This Agreement cannot be assigned by either Executive or the Company, except that the Company shall have the right to assign its rights hereunder to any successor in interest of the Company (whether by merger, consolidation, purchase of assets or otherwise), so long as such successor expressly agrees to honor and assume all of the Company’s obligations hereunder and to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  Any purported assignment not expressly permitted under this Agreement shall be void.  This Agreement shall be binding upon and inure to the benefit of Executive, Executive’s heirs, executors and administrators, and on the Company, its subsidiaries, affiliates, successors, and permitted assigns.

19.	No Mitigation or Offset

All amounts paid or due to Executive hereunder shall be paid without regard to whether Executive has taken or takes actions to mitigate damages.  Executive shall be under no obligation to seek other employment.  Accordingly, there shall be no offset against amounts due to Executive under this Agreement, or otherwise, on account of any remuneration attributable to any subsequent employment that he may obtain or on account of any claim that the Company may have against him.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

20.	Indemnification

Simultaneously herewith, Executive and the Company will enter into an indemnification agreement in the form attached hereto as Schedule D.

21.	Entire Agreement

This Agreement contains the sole and entire agreement between the parties and supersedes all prior discussions and agreements between the parties with respect to the matters addressed herein, and any such prior agreement will, from and after the date hereof, be null and void.

22.	Modification and Amendment

This Agreement will not be modified or amended except by an instrument in writing signed by the parties hereto.

[Remainder of page intentionally left blank]

The parties hereto have executed and delivered this Agreement to be effective as of the Effective Date.

	IMMUCOR, INC.	EXECUTIVE
By:	/s/Joseph E. Rosen	/s/ Joshua H. Levine
	Joseph E. Rosen	Joshua H. Levine
Chairman of the Board
Date:	June 10, 2011	Date: June 10, 2011

SCHEDULE A

Initial minimum Salary:  $602,500 per year.

Outplacement Assistance Benefit:  $30,000.

	IMMUCOR, INC.	EXECUTIVE
By:	/s/Joseph E. Rosen	/s/ Joshua H. Levine
	Joseph E. Rosen	Joshua H. Levine
Chairman of the Board
Date:	June 10, 2011	Date: June 10, 2011

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SCHEDULE B

[FORM OF RESTRICTED SHARE AGREEMENT]

IMMUCOR, INC.
RESTRICTED STOCK AGREEMENT
 2005 LONG TERM INCENTIVE PLAN

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), dated as of «GrantDate», is by and between IMMUCOR, INC., a Georgia corporation (the “Company”), and «Name» (“HOLDER”).

The duly appointed committee of the Board of Directors of the Company (the “Committee”) has determined that Holder is to be granted a restricted stock award (the “Restricted Stock Award”) under the Company’s Amended and Restated 2005 Long Term Incentive Plan (the “Plan”), on the terms and conditions set forth herein, for a specified number of shares of the common stock, par value $0.10 per share, of the Company (the “Common Stock”), as additional incentive for Holder’s services and as an inducement to the continued services by Holder to the Company.

NOW, THEREFORE, the Company and Holder hereby agree as follows:

1.           Grant of Restricted Stock Award.  The Restricted Stock Award grants Holder «Total_Shares» shares of Common Stock (the “Restricted Shares”). The Restricted Shares are granted pursuant to the Plan and are subject to the terms and conditions thereof, which are incorporated herein by this reference.  To the extent any provision in this Agreement is inconsistent with the Plan, the provisions of the Plan shall govern.  Holder hereby acknowledges receipt of, or access to, a copy of the Plan.

2.           Grant Date.  The Restricted Stock Award was granted on the date of this Agreement stated above (the “Grant Date”).

3.           Restrictions on Transfer.  On and after the Grant Date and until each portion of the Restricted Shares vests as provided in Section 4 hereof, Holder shall not be permitted to sell, assign, margin, transfer, encumber, convey, gift, alienate, hypothecate, pledge or otherwise dispose of that portion of the Restricted except pursuant to a Qualified Domestic Relations Order (the “Restrictions”).

4.           Vesting of Restricted Shares.  Subject to Sections 8.1 through 8.3 of the Plan and the following sentence, the Restrictions on the Restricted Shares will lapse in installments, and portions of the Restricted Shares will thereby vest in amounts and on the dates set forth on Exhibit A hereto.  Notwithstanding Section 8.3(4) of the Plan, the Restricted Shares will not automatically vest upon the Retirement of Holder unless specifically so provided in an employment or similar agreement between the Company and Holder.  The Committee shall have the power, in its sole discretion, to accelerate the vesting of all or a portion of the Restricted Shares, to waive any Restriction with respect to any part or all of the Restricted Shares, or to waive the forfeiture of the Restricted Shares and to retain restrictions on Restricted Shares that would have been forfeited pursuant to the terms of the Plan and the terms of this Agreement.

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5.           Forfeiture of Restricted Shares.  Unless otherwise provided in an employment agreement between the Company and Holder, the Restricted Shares will be forfeited upon a Termination of Employment to the extent provided in Section 8.3(4) of the Plan, including upon Holder’s Retirement except as set forth above.

6.           Withholding.  In accordance with the Plan, including but not limited to Section 13.6 of the Plan, Holder must pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, or local taxes of any kind (including any employment taxes) required by law to be withheld with respect to the income realized by Holder in connection with the ownership of the Restricted Shares.  In connection therewith, and without limiting any of the Company’s rights under the Plan:

(a)           the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to Holder, including but not limited to salary payments; and

(b)           Holder hereby authorizes the Company, at the Company’s election, to transfer to the Company shares of Stock owned by Holder (including but not limited to Restricted Shares) with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company's withholding obligation.  In connection with such authorization Holder hereby constitutes and appoints each of the Chief Executive Officer, President, Chief Financial Officer and Secretary of the Company as the undersigned’s attorney-in-fact, with full power of substitution, to cause the transfer to the Company of such Restricted Shares or other shares together with all dividends, income, cash, options, warrants, rights, instruments and other property, interests or proceeds from time to time in effect, received, receivable or otherwise distributed in respect of, or in exchange, replacement, renewal or substitution for, any or all of those Restricted Shares or other shares; and Holder acknowledges that such appointment is being made in connection with a grant of Restricted Stock under the Plan, is coupled with an interest and is therefore irrevocable.

7.           Legends and Restrictions.  If a share certificate is issued evidencing the Restricted Shares, such certificate shall be registered in the name of Holder but shall be held in custody by the Company, and such share certificate may contain such legends as may be appropriate to evidence restrictions imposed under applicable state corporation and securities laws, and under the Plan and this Agreement.  If a share certificate is not issued evidencing the Restricted Shares but the Restricted Shares are otherwise registered in the Company’s stock transfer records, the Restricted Shares shall be registered in the name of Holder but the Company shall be authorized to put in place such procedures as will require the above restrictions to be honored by the transfer agent for the Stock.

8.           Adjustment in Number of Shares.  The number of Restricted Shares shall be subject to adjustment for stock dividends, stock splits, or similar corporate changes involving the Common Stock to the extent set forth in Section 4.5 of the Plan.

9.           Change in Control.  In the event of a Change in Control (as defined in Section 2.7 of the Plan), Article XI of the Plan shall govern.

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10.           Investment Representations.

(a)           Holder acknowledges that, unless and until the Company notifies Holder otherwise, the issuance of the Restricted Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under applicable state securities laws.

(b)           Holder acknowledges that the Company may delay the issuance of the Restricted Shares, the delivery of certificates for the Restricted Shares, and the release of any restrictions on the transfer of the Restricted Shares for such time as the Company deems necessary or desirable to enable the Company to comply with (i) the requirements of the Securities Act or the Securities Exchange Act or 1934, as amended, or any rules or regulations of the Securities and Exchange Commission or any stock exchange promulgated thereunder; or (ii) the requirements of applicable state laws relating to authorization, issuance or sale of such securities.  Holder shall provide such information as the Company deems necessary or desirable to secure such compliance.

11.           Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered by personal delivery, by fax transmission or by mail, to the following address:

To Holder:                              At the address shown under Holder’s signature below.

To the Company:                  Immucor, Inc.
3130 Gateway Drive
PO Box 5625
Norcross, Georgia  30091-5625
FAX:  (404) 242-8930
Attention:  Chief Financial Officer

or at such other address or fax number as the parties hereto shall have last designated by notice to the other party.  Any notice given by personal delivery or mail shall be deemed to have been delivered on the date of receipt of such delivery at such address; and any notice given by fax transmission shall be deemed to have been delivered on the date of transmission if received during business hours on a business day, or the next business day after transmission if received after business hours on a business day or at any time on a non-business day.

12.           Failure to Enforce Not a Waiver.  The failure of the Company or Holder to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provisions or of any other provision hereof.

13.           Amendments.  This Agreement may be amended or modified only by an instrument in writing signed by Holder and an authorized representative of the Company.  Except as provided in Section 16 hereof, no third party shall be entitled to claim the benefit of or enforce this Agreement.

14.           Governing Law.  This Agreement has been entered into, and shall be governed by and construed according to the laws of the State of Georgia, without regard to the conflicts of law rules thereof.

15.           Regulatory Approvals.  The vesting of the Restricted Shares shall be subject to the condition that if at any time the Committee or the Company shall determine in its discretion that the satisfaction of withholding tax or other tax liabilities, or the listing, registration, or qualification of any shares of Stock upon any securities exchange or quotation system or under any federal or state law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such vesting, then in any such event such vesting shall not be effective unless such liabilities have been satisfied or such listing, registration, qualification, consent, or approval shall have been effected or obtained.

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16.           Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of the Company, and such persons as may be permitted to succeed to the rights of Holder hereunder with respect to the Restricted Shares.  The parties shall take such steps as reasonably may be necessary, including but not limited to the execution and delivery of an agreement or replacement of this Agreement, to give effect to the provisions of this Section 16 in a way that the relative benefits and obligations of the parties (and their successors and assigns) under this Agreement are preserved as closely as possible.

17.           Defined Terms.  Capitalized terms used in this Agreement but not defined in this Agreement will have the meanings given in the Plan.

The parties hereto have executed this Agreement as of the day and year first written above.

IMMUCOR, INC.

By:

(Holder Signature)

Name:

Address:

Fax (if any):

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EXHIBIT A

Restricted Stock Agreement Dated As of «GrantDate»
Lapse of Restrictions - Vesting Schedule

Subject to the other terms of this Agreement, the Restrictions on the Restricted Shares shall lapse on a certain percentage of the Restricted Shares, and that portion of the Restricted Shares will thereby vest, on the following schedule:

Restrictions will lapse on 25% of the Restricted Shares on «DateYr1».

Restrictions will lapse on 25% of the Restricted Shares on «DateYr2».

Restrictions will lapse on 25% of the Restricted Shares on «DateYr3».

Restrictions will lapse on 25% of the Restricted Shares on «DateYr4».

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SCHEDULE C

[IMMUCOR LETTERHEAD]

[DATE]

Joshua H. Levine
[EMPLOYEE ADDRESS]

Re:           Separation Agreement and General Release

Dear Josh:

Pursuant to the Employment Agreement between you and Immucor, Inc. (“Immucor”) effective as of [DATE] (the “Employment Agreement”), this letter sets forth the terms of your separation from Immucor and constitutes the Separation Agreement and General Release (“Release Agreement”) between you and Immucor.

1.           Background

You were employed by Immucor as its [POSITION].  Your employment has been terminated by Immucor effective [DATE] (the “Termination Date”) pursuant to Section [3(c) OR 3(e)] of the Employment Agreement.  Under Section [3(c) OR 3(e)] of the Employment Agreement, you are entitled to certain payments, provided that you execute and deliver this Release Agreement to Immucor within 21 days of your receipt of this Release Agreement, and you do not revoke your acceptance within seven days of executing this Release Agreement, as described more fully below.

2.           Payments by Immucor

In order to effect the termination of your employment and to provide you with certain benefits, you and Immucor agree as follows:

a.           This Release Agreement shall not be in any way construed as an admission by Immucor that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against Immucor.  Similarly, this Release Agreement shall not be in any way construed as an admission by you that you have acted wrongfully with respect to Immucor or any other person, or that Immucor has any rights whatsoever against you.

b.           Even if you do not sign this Release Agreement, Immucor will pay you the accrued rights and benefits due to you pursuant to Section 4(e) of the Employment Agreement.

c.           Unless you revoke your acceptance of this Release Agreement as provided in Section 4.b. of this Release Agreement, Immucor will pay you the amounts described in Section 4(c) and 4(d) of the Employment Agreement in accordance with the terms set forth therein (collectively, the “Severance Benefits”).

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d.           You acknowledge and agree that Immucor shall not be obligated to provide you with the Severance Benefits unless and until you have executed this Release Agreement and the revocation period described in Section 4.b. of this Release Agreement has expired without your revocation of this Release Agreement.

e.           You acknowledge and agree that the Severance Benefits constitute consideration paid by Immucor in exchange for your execution of this Release Agreement and the releases and obligations contained herein.  You further acknowledge and agree that the consideration you have been given for this Release Agreement and the releases and other obligations contained in this Release Agreement exceeds that to which you are entitled by Law or contract, and is fair and adequate consideration for the releases and other obligations contained in this Release Agreement.

3.           Releases

a.           As a material inducement for Immucor to enter into this Release Agreement, you hereby fully, finally, and unconditionally release, acquit, and forever discharge Immucor and its predecessors, successors, parent corporations, subsidiaries, affiliates, directors, officers, agents, representatives, employees, assigns, and attorneys (Immucor and all such other Persons are sometimes collectively referred to in this Release Agreement as the “Released Parties” and individually as a “Released Party”) of and from any and all causes of action, charges, damages, attorneys’ fees, costs, expenses, claims, or complaints of any kind or nature whatsoever, whether now known or unknown, arising out of or related to your service as an employee or officer of Immucor or your separation from such service, that could be brought in any lawsuit or before any Governmental Authority (such causes of action, charges, damages, attorneys’ fees, costs, expenses, claims, or complaints are collectively referred to in this Release Agreement as “Employee Claims”), that you now have, may have had, or may hereafter claim to have, at any time, arising out of, relating to, or connected with, in any way, acts, events, or facts done or occurring from the beginning of time through the Termination Date, including, without limitation, the following:

i.           Employee Claims under any Law, whether federal, state, or local, including but not limited to, any “whistleblower” statutes, Laws that protect individuals from discrimination in employment on the basis of age, race, color, sex, gender, sexual orientation, national origin, religion, genetic information, education, and/or disability, including but not limited to (i) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., (ii) the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq., (iii) the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., (iv) the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., (v) the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., (vi) the Equal Pay Act of 1963, 29 U.S.C. § 201 et seq.; (vii) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; (viii) the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq.; (ix) the Lily Ledbetter Fair Pay Act; (x) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A; (xi) the National Labor Relations Act, 29 U.S.C. § 151 et seq., and (xii) any and all common law rights and claims, including, but not limited to, breach of contract (express or implied), tort (intentional or negligent), and wrongful discharge; and

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ii.           Employee Claims arising out of, related to, or connected with, in any way, your employment with Immucor; provided, however, that you are releasing Employee Claims hereunder only to the extent that they arose solely in your capacity as an employee or officer of Immucor (and, for the avoidance of doubt, in no event shall the Employee Claims be deemed to include any claim or cause of action that arose in connection with your role as a director and/or shareholder of Immucor).

b.           You covenant, warrant, and represent that you will not institute, or join in as a class member or otherwise, any suit, action, charge, complaint or other proceeding against any one or more of the Released Parties with respect to any of the Employee Claims referred to above.  This Release Agreement shall not prohibit you from participating in any investigation by the Equal Employment Opportunity Commission of alleged age discrimination, but you acknowledge and agree that under no circumstances will you be entitled to recover money damages or any other monies from any of the Released Parties other than those described in this Release Agreement.

c.           Notwithstanding the releases given above, nothing in this Release Agreement shall prevent you or the Released Parties from bringing an action in any court of competent jurisdiction to enforce the terms of this Release Agreement.

4.           Knowing and Voluntary Release

a.           By executing this Release Agreement, you warrant and represent that you have read this Release Agreement and understand that this Release Agreement contains a waiver and release of any and all rights and claims that you might otherwise have against the Released Parties, including, but not limited to, claims of age, race, color, sex, gender, national origin, sexual orientation, religious, genetic information, disability, education, or other discrimination; that you have been given a period of at least twenty-one (21) days within which to consider this release of your rights and claims as part of this Release Agreement; that you have been advised in writing to consult with an attorney before signing this Release Agreement and that you have had an opportunity to do so; that you understand fully the terms, conditions, requirements, and effects of this Release Agreement; and that you execute this Release Agreement freely, knowingly, and voluntarily without threat, duress, coercion, or promise of any consideration in addition to that set forth in this Release Agreement.

b.           You shall have seven (7) days following your execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement shall not become effective or enforceable until the revocation period has expired.  Any such revocation must be communicated in writing, sent via priority overnight courier for delivery the next day to:

[______________] Vice-President of Worldwide Human Resources Immucor, Inc. 3130 Gateway Drive Norcross, Georgia 30091-5625	With a copy to:

In the absence of such revocation, this Release Agreement shall become effective and enforceable on the eighth day following your execution of this Release Agreement.

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d.           You and Immucor acknowledge that this Release Agreement contains the entire understanding between the parties with respect to the subject matter hereof, that there is no representation, agreement or obligation regarding the terms of this Release Agreement which is not expressly set forth in this Release Agreement, and that no representation, inducement, promise, or agreement not expressly set forth in the text of this Release Agreement shall be of any force or effect.  This Release Agreement shall not be modified or amended in any fashion except by written agreement signed by all parties.  No waiver with respect to any portion of this Release Agreement shall apply to any other portion of this Release Agreement, and a waiver on one occasion shall not operate or be construed as a waiver of the same or any other breach on a future occasion, nor shall any waiver operate or be construed as a rescission of this Release Agreement.  No course of dealing by any party, nor any failure, omission, delay, or forbearance by any party in exercising such party's rights or remedies under this Release Agreement shall be deemed a waiver of any such rights or remedies or a modification of this Release Agreement.

5.           Miscellaneous Terms and Conditions

a.           Without limiting Immucor’s remedies, you agree that if you breach this Release Agreement, Immucor shall be excused from performing any remaining obligations under this Release Agreement.  Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Release Agreement consists solely of initiating a legal action in which you contend that the releases set forth in Section 3 is invalid, in whole or in part, for failure to comply with the provisions of 29 U.S.C. § 626(f).

b.           This Release Agreement may be executed in identical counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

c.           You and Immucor agree to prepare and execute such papers and documents as may be necessary to effectuate the undertakings and responsibilities set forth in this Release Agreement.

d.           If any part or provision of this Release Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, that part shall be ineffective only to the extent it is deemed invalid or unenforceable, without in any way affecting the remaining parts of the provision in question or the remaining provisions of this Release Agreement.

e.           Each of the signatories to this Release Agreement represents and warrants that he is authorized to execute this Release Agreement and to bind the party on whose behalf they have executed the Release Agreement.

f.           All matters relating to the interpretation, construction, and enforcement of this Release Agreement shall be governed by the laws of the State of Georgia, irrespective of its choice of law rules, and to the extent that such laws are not preempted by the laws of the United States of America.

g.           If any action at law or in equity, including any action for declaratory relief, is brought to enforce or interpret the provisions of this Release Agreement, the party prevailing in any such litigation shall recover from the adverse party its actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred in connection with such dispute and litigation.

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6.           Definitions

As used in this Release Agreement the following terms are defined as follows:

a.           “Governmental Authority” shall mean and include any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board, body or court.

b.           “Law” shall mean and include any code, law, order, ordinance, regulation, rule or statute of any Governmental Authority.

c.           “Person” shall mean and include a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, partnership, joint venture, limited liability company, trust, business association or any Person acting in a representative capacity.

[Remainder of page intentionally left blank]

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If you are willing to enter into this Release Agreement, please signify your acceptance in the space indicated below within 21 days of your receipt of this Release Agreement, and return it to Immucor’s Vice President of Worldwide Human Resources via certified mail or overnight courier at the address specified in Section 4.b.

Very truly yours
[_____________]

/s/ Joshua H. Levine
Joshua H. Levine

Date: _______________________________

IMMUCOR, INC.

By:

Date: _______________________________

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SCHEDULE D

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT, made and entered into as of ______________, 20___ ("Agreement"), by and between Immucor, Inc., a Georgia corporation (the "Corporation"), and ("Indemnitee").

WHEREAS, the Board of Directors of the Corporation (the "Board") has determined that the ability to attract and retain highly competent persons as directors, officers, or in other capacities is in the best interests of the Corporation's shareholders and that such persons should be assured that they will have protection in the future; and

WHEREAS, it is reasonable, prudent and necessary for the Corporation to obligate itself contractually to indemnify such persons to the fullest extent permitted by applicable law, so that such persons will serve or continue to serve the Corporation free from undue concern that they will not be adequately indemnified; and

WHEREAS, this Agreement is a supplement to and in furtherance of any rights granted under the Articles of Incorporation of the Corporation or the By-Laws of the Corporation and any resolutions adopted pursuant thereto shall not be deemed to be a substitute therefor nor to diminish or abrogate any rights of Indemnitee thereunder, and

NOW, THEREFORE, in consideration of Indemnitee’s service to the Corporation, the premises and the covenants contained herein, the Corporation and Indemnitee do hereby covenant and agree as follows:

Section 1.                      Definitions.  For purposes of this Agreement:

(a)           "Corporate Status" means the status of a person who is or was a director, officer, employee, agent or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Corporation.

(b)           "Disinterested Director" shall have the meaning given such term by Section 850 of the Georgia Business Corporation Code (the “GBCC”).

(c)           "Expenses" means all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(d)           “Proceeding” means any threatened or pending claim, action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

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Section 2.                      Indemnification - General.  The Corporation shall indemnify, and advance Expenses to, Indemnitee as provided in this Agreement to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit.  The rights of Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement.

Section 3.                      Indemnification for Proceedings.  The Corporation shall indemnify the Indemnitee against Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any Proceeding if the Indemnitee is a party to the Proceeding because of his Corporate Status, provided that the Indemnitee conducted himself in good faith, and (a) the Indemnitee reasonably believed:  (i) in the case of conduct in his official capacity, that such conduct was in the best interests of the Corporation; (ii) in all other cases, that such conduct was at least not opposed to the best interests of the Corporation; and (b) in the case of any criminal proceeding, the Indemnitee had no reasonable cause to believe such conduct was unlawful.  Notwithstanding the foregoing, no indemnification shall be made in connection with any Proceeding with respect to conduct for which he was adjudged liable on the basis that he improperly received personal benefit, whether or not involving action in his professional capacity, or if applicable law prohibits such indemnification.

Section 4.                      Indemnification for Expenses of a Witness.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

Section 5.                      Advancement of Expenses.  The Corporation shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding to which he is a party by reason of his Corporate Status, within twenty days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall include a written affirmation of his good faith belief that he has met all relevant standards of conduct set forth in Section 3 shall be accompanied by reasonable evidence of the Expenses incurred by Indemnitee, and shall include or be preceded or accompanied by an undertaking in the form prescribed by Section 853(a)(2) of the GBCC, by or on behalf of Indemnitee, to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.

Section 6.                      Limitations.  Notwithstanding anything to the contrary contained in this Agreement, the Corporation shall have no obligation under this Agreement to make any payment to Indemnitee with respect to Expenses, judgments, penalties, fines and amounts paid in settlement:  (a)  on account of any claim against Indemnitee for an accounting of profits made from the purchase or sale of securities of the Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or the similar provisions of any other applicable law; (b) on account of any claim against Indemnitee arising out of the trading of the Corporation stock while possessing material non-public information, whether pursuant to the Insider Trading Sanctions Act of 1984 or otherwise; (c) if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that such indemnity is not lawful; (d) in respect to remuneration paid to Indemnitee if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that such remuneration was not lawful; (e) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (f) for acts or omissions which involve intentional misconduct or a knowing violation of law; (g) for unlawful distributions as set forth in GBCC Section 14-2-832 (or any successor provision); (h) for any transaction from which he received an improper personal benefit.; or (i) with respect to any Proceeding, or any claim therein, brought or made by Indemnitee against the Corporation.

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Section 7.                      Non-Exclusivity, Survival of Rights, Insurance, Subrogation.

(a)           The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Articles of Incorporation or the By-Laws of the Corporation, any agreement, a vote of shareholders for a resolution of directors, or otherwise.  No amendment, alteration or repeal of this Agreement or any provision hereof shall be effective as to any Indemnitee with respect to any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal.

(b)           In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

(c)           The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 8.                      Duration of Agreement; Assignment.  This Agreement shall continue until and terminate upon the later of:  (a) five years after the date that Indemnitee shall have ceased to serve as a director, officer, employee, agent or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Corporation; or (b) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder .  This Agreement shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators.  Any purported assignment of this Agreement or any of the rights or obligations hereunder by Indemnitee shall be void.  In addition to the rights granted to Indemnitee under this Agreement, Indemnitee shall also have the benefit of any indemnification more favorable to a director of the Corporation granted in a contract of indemnification to any current member of the Board of Directors of the Corporation.

Section 9.                      Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) that is not itself invalid, illegal or unenforceable shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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Section 10.                      Counterparts.  This Agreement may be executed in one or more counterparts, including counterparts signed and delivered by fax, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.  Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 11.                      Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 12.                      Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 13.                      Notification and Defense of Claims.

(a)           Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee will, if a claim in respect thereto is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof.  The failure so to notify the Corporation will not relieve the Corporation from any liability which it may have to Indemnitee otherwise than under this Agreement.  With respect to any such action, suit or proceeding as to which Indemnitee so notifies the Corporation:  (i) the Corporation will be entitled to participate therein at its own expense; and (ii) except as otherwise provided below, to the extent that it may wish, the Corporation may assume the defense thereof.

(b)           After notice from the Corporation to Indemnitee of its election to assume the defense thereof, the Corporation will not be liable to Indemnitee under this Agreement or otherwise for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below.  Indemnitee shall have the right to employ counsel of his choosing in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized in writing by the Corporation, (ii) the Corporation and Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of the defense of such action, or (iii) the Corporation shall have failed or refused to employ counsel to assume the defense of such action, in each of which cases the reasonable fees and expenses of Indemnitee's counsel shall be paid by the Corporation.

(c)           The Corporation shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending action, suit or proceeding without its prior written consent.  The Corporation shall not settle any such action, suit or proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's prior written consent.  Neither the Corporation nor Indemnitee will unreasonably withhold his or its consent to any proposed settlement.

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Section 14.                      Securities and Exchange Commission.  Indemnitee acknowledges that the Securities and Exchange Commission ("SEC") has expressed its opinion that indemnification of directors and officers from liabilities under the Securities Act of 1933 (the "Act") is against public policy and therefore unenforceable.  Indemnitee hereby agrees that it will not be a breach of this Agreement for the Corporation to agree with the SEC in connection with the registration for sale of any stock or other securities of the Corporation from time to time that, in the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director or officer of the Corporation in the successful defense of any action, suit or proceeding) is asserted in connection with such stock or other securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.  Indemnitee further agrees that such submission to a court of competent jurisdiction shall not be a breach of this Agreement.

Section 15.                      Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (a), if to Indemnitee, to the address designated by Indemnitee for such purpose set forth under his signature, and (b), if to the Corporation, to:

Immucor, Inc.
3130 Gateway Drive
Norcross, GA  30071

or to such other address as may have been furnished to Indemnitee by the Corporation or to the Corporation by Indemnitee, as the case may be.

Section 16.                      Governing Law.  The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

	IMMUCOR, INC.	INDEMNITEE

By:
President and Chief Executive Officer
Address for notice:

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